Contacts:	Carol Coale / Ken Dennard
Dennard ▪ Lascar Associates, LLC
(713) 529-6600

FOR IMMEDIATE RELEASE

LUCAS ENERGY ANNOUNCES FISCAL 2014 SECOND QUARTER FINANCIAL RESULTS AND APPOINTMENT OF NEW CHAIRMAN OF THE BOARD OF DIRECTORS

HOUSTON, TEXAS –November 14, 2013 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas Energy” or the “Company”), an independent oil and gas company with its main operations in Texas, today announced its fiscal 2014 second quarter and year to date results for the three and six month periods ending September 30, 2013 and the filing of its Quarterly Report on Form 10-Q.

Anthony C. Schnur, Lucas Energy’s Chief Executive Officer, stated, “From an operational standpoint, this was a pivotal quarter for the Company.  During the quarter, we completed two financing transactions that allowed us to initiate our well cleanout program in the Austin Chalk.  We are very pleased with the results of the program, which boosted our net average daily production by almost 40%.  We expect to have production results on a recently-completed lateral well extension in the Chalk shortly, and we have moved to our second Austin Chalk location.

“As we have said before in previous disclosures, we plan to take a methodical approach to obtaining additional capital as needed for developing our reserves and enhancing our production.  Over the past nine months, we have completed four out of our five strategic goals outlined in December 2012.  We are currently in the final phase of solidifying our capital position while implementing our long-term development strategy.

“Additionally, management continues to reduce operating and administrative expenses.  Compared to the same period last year, lease operating expenses were 37.4% lower in the fiscal 2014 second quarter, and general and administrative (G&A) expense declined by 20%.  However, our second quarter Lease Operating Expenses (LOE) increased sequentially from the first quarter as a result of our well cleanout program, and G&A expense reflected several one-time items including severance pay.  Fiscal year-to-date compared to the same period in fiscal 2013, LOE and G&A expense have fallen by 43% and 22%, respectively.

“Operationally, our average production during the quarter was 131 net barrels of oil per day (BOPD), which number we believe was not fully indicative of the results of our well cleanouts, which were completed at the end of September.  We recovered from disappointing September production of 115 net BOPD to an average production rate for October estimated to be 177 net BOPD; a direct result of the cleanout work in September only made possible by the infusion of funds earlier in the quarter.  Further improvements in production are expected as the Company receives results from our recent Austin Chalk reentry lateral.  We continue to move in the right direction, both financially and operationally, and towards our ultimate goal of maximizing shareholder value through increased production, and growing reserves while maintaining disciplined oversight of costs,” concluded Mr. Schnur.

Fiscal 2014 Second Quarter and Recent Highlights

•	In mid-November, the lawsuit between Lucas and Nordic Oil was formally dismissed, having met all conditions of settlement.
•
During the month of September, Lucas completed three well cleanouts resulting in a 20-day average production rate of 51 net BOPD for total expenditures of approximately $500,000.  The production began flowing in early October, and the associated revenues and cash flow will be reflected in the third quarter results.

•
On August 30, 2013, Lucas Energy closed a transaction with Ironman Capital Management, LLC for a purchase of approximately $3.33 million of the Company’s common stock at $1.17 per share.  Other investors purchased $0.12 million worth of shares under the same terms and conditions, which was a straight discounted equity purchase devoid of warrants or other incentives.

•
On August 13, 2013, Lucas entered into a $7.5 million Loan Agreement with a private investor.  The loan accrues interest at the rate of 12% per annum, can be prepaid by Lucas at any time without penalty after November 13, 2013 and is due and payable on August 13, 2015.

•	The proceeds from the $7.5 million loan were used to retire an existing term loan that carried a 14% interest rate and partially fund the Austin Chalk development.

Fiscal 2014 Second Quarter Results

For the fiscal 2014 second quarter, Lucas reported a net loss of $1.6 million, or ($0.06) per diluted share compared to a net loss of $1.5 million or ($0.06) per diluted share for the fiscal 2013 second quarter.

Net operating revenues in the fiscal 2014 second quarter were $1.2 million, of which all were derived from crude oil sales, down from the $2.7 million net operating revenues in the same period last year and $1.5 million in the 2014 fiscal first quarter.  The decline in revenues during the quarter was partially related to the downtime of one of the larger wells which was offline for about three weeks.  Also, second quarter revenues did not reflect the incremental production from September’s work-overs, which averaged 51 BOPD, net to Lucas Energy’s interest.  Additionally, last year’s second quarter included production from certain properties that were conveyed to Nordic Oil in the fourth quarter of fiscal 2013.

Overall lease operating expenses in the fiscal 2014 second quarter fell 37.6% from the fiscal 2013 second quarter as a result of continued cost cutting initiatives and improved operating efficiencies. General and administrative (G&A) expenses of $1.2 million for the quarter were 20% less than G&A expenses of $1.5 million in the second quarter of last year but were 5.5% higher than in the fiscal 2014 first quarter ($1.1 million).  However, G&A expenses in the current quarter reflected several one-time expense items including $108,000 of severance costs.  Adjusting for these items, G&A would have been approximately $1.0 million in the fiscal 2014 second quarter, which is in line with Company expectations.  Lease operating expense decreased by 37.4% to $0.7 million from last year’s second quarter expense of $1.2 million, but increased sequentially from the first quarter LOE of $0.5 million.  Expenses related to the well cleanout program totaled approximately $500,000, which offset the ongoing cost-cutting initiatives.

Average production during the fiscal 2014 second quarter was 131 net barrels of oil equivalent per day (boe/d) compared to 163 net boe/d in the fiscal first quarter of 2014.  Production from the Austin Chalk well cleanout program came on at the end of September, and therefore, was not fully reflected in the 2014 second quarter results.

LUCAS ENERGY, INC.
Selected Financial Data
Fiscal 2014 Second Quarter
($ in thousands except per share amounts)

INCOME STATEMENT	September 30, 2013	September 30, 2012
Net Operating Revenues	$1,228	$2,733
Operating Expenses
Lease Operating Expenses	722	1,153
G&A	1,158	1,447
Other Operating Expenses	568	1,311
Total Operating Expense	2,448	3,911
Interest Expense & Other	(338)	(344)
Net Loss	$(1,559)	$(1,521)
Net loss per diluted share	$(0.06)	$(0.06)

BALANCE SHEET	September 30, 2013	September 30, 2012
Cash and cash equivalents, including restricted cash	$4,555	$451
Total Assets	43,419	37,743
Long Term Note Payable	6,207	-
Common Equity, including preferred stock	31,660	30,343
Working Capital	$1,117	$(4,863)

Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed at www.sec.gov for complete financial statements, footnotes and results of operations, including management’s discussion and analysis of financial condition and results of operations.

Appointment of Ken Daraie as Chairman of the Board

The Company also today announced that Ken Daraie has been appointed as Chairman of the Board of Directors, effective November 11, 2013.  Mr. Daraie, who joined the Board in December 2012, most recently served as a Director.  He replaces Ryan Morris, who will continue to serve on the Board.

"I am proud to pass the baton to Ken Daraie to be the Company's new Chairman.  Having successfully completed our operational and financial ‘fire-fighting’, we now turn towards developing our excellent asset base.  Ken's extensive experience founding and building profitable oil companies will make him an excellent active Chairman to guide us to production growth,” said Mr. Morris.

Mr. Daraie added, "I am grateful for Mr. Morris and Mr. Schnur's leadership in getting the Company organized, I am prepared to implement its business plan, and I look forward to helping the organization with its singular focus on increasing revenue and shareholder value."

Mr. Daraie has served as the Vice President of World Oil Properties, Inc. (WOPI) since April 2011. Previously, he served a four-year appointment as the Executive Director of the Wyoming School Facilities Commission where he oversaw creation of systems and processes necessary for deployment of over $1 billion in capital construction funds in the state.  From 2001 to 2005, Mr. Daraie founded and served as President of Continental Industries, LC, a vertically integrated oil and gas company based in Wyoming.

He also has served on the Boards of Double Eagle Petroleum Company Inc. (DBLE) and Energy West Federal Credit Union.  Mr. Daraie is a registered professional engineer and has been a member of the Society of Petroleum Engineers since 1980. Mr. Daraie received a Bachelor of Arts degree in Physics from Baylor University and a Bachelor of Science degree in Petroleum Engineering from the University of Texas at Austin.

About Lucas Energy, Inc.

Lucas Energy is an asset-rich, independent oil and gas company developing its significant acreage positions in the Eagle Ford, Austin Chalk, Eaglebine and Buda & Glen Rose resource plays.  Based in Houston, Texas, Lucas Energy’s management team is committed to creating shareholder value through developing its asset base, improving operating efficiencies, and building a strong balance sheet.

For more information, please visit the Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

# # #